GENERAL DYNAMICS

3190 Fairview Park Drive Falls Church, VA 22042-4523 www.generaldynamics.com	News

December 2, 2002 Contact: Norine Lyons Tel 703 876 3190 Fax 703 876 3186 nlyons@generaldynamics.com

General Dynamics seeks stay of DoD A-12 collection effort
Oral argument in case set for Jan. 9

FALLS CHURCH, Va. — On December 2, 2002, the Department of Defense informed General Dynamics (NYSE:GD) and the Boeing Company that it intends to deduct approximately $2.3 billion from payments due the companies for work on various military programs. This payment represents the amount DoD claims the companies owe in the A-12 aircraft case. The company believes DoD plans to deduct $66 million per company per month for the next 18 months.

General Dynamics will seek a stay of that collection effort through the courts. DoD’s entitlement to any payment in the A-12 matter is central to the issues that court is already scheduled to hear on January 9, 2003. Accordingly, the company believes DoD’s collection effort is inappropriate and that it usurps the jurisdiction of the courts.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 54,000 people and anticipates 2002 revenues of $14 billion. The company has leading market positions in land and amphibious combat systems, mission-critical information systems and technologies, shipbuilding and marine systems, and business aviation. More information about the company is available at www.generaldynamics.com.